Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year Results, Presents Financial Guidance

TEANECK, N.J., August 27, 2019 (Business Newswire) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its fourth quarter and fiscal year ended June 30, 2019 and presented financial guidance for the new fiscal year.

Highlights for the June 2019 quarter (compared to the June 2018 quarter)

–	Net sales of $204 million, a decrease of $8 million, or 4%

–	Net income of $9 million, a decrease of $13 million, or 60%

–	Diluted EPS of $0.22, a decrease of $0.33, or 60%

–	Adjusted EBITDA of $26 million, a decrease of $7 million, or 20%

–	Adjusted diluted EPS of $0.33, a decrease of $0.13, or 28%

Highlights for the June 2019 year (compared to the June 2018 year)

–	Net sales of $828 million, an increase of $8 million, or 1%

–	Net income of $55 million, a decrease of $10 million, or 16%

–	Diluted EPS of $1.35, a decrease of $0.26, or 16%

–	Adjusted EBITDA of $118 million, a decrease of $11 million, or 8%

–	Adjusted diluted EPS of $1.53, a decrease of $0.21, or 12%

Guidance for the June 2020 year (compared to the June 2019 year)

–	Net sales of $833 - $863 million, an increase of $5 - $35 million, or 1% - 4%

–	Net income of $34 - $37 million, a decrease of $18 - $20 million, or (33)% - (37)%

–	Diluted EPS of $0.84 - $0.90, a decrease of $0.44 to $0.50, or (33)% - (37)%

–	Adjusted EBITDA of $103- $107 million, a decrease of $11 - $15 million, or (9)% - (13)%

–	Adjusted diluted EPS of $1.08 - $1.15, a decrease of $0.38 to $0.45, or (25)% - (29)%

COMMENTARY

“The effects of African Swine Fever, as discussed last quarter, have significantly impacted our performance in the June quarter and will have an even larger impact in the new fiscal year,” said Jack Bendheim, Phibro's Chairman, President and Chief Executive Officer. “We have made the strategic decision to continue to accelerate our new product initiatives despite the challenges posed by ASF, recognizing the short-term impact on our financial results.

Overall, we continue to be bullish on the long-term potential of the animal health industry. That is why we have invested, and intend to continue to invest, in major strategic initiatives to support future growth. Our recent acquisition of the Osprey Biotechnics business aligns with this belief, and we are excited by this acquisition and confident that their products and expertise can drive profitable growth. While still far from certain, we are encouraged by our ASF vaccine development project. Other initiatives include the continuing build-out of our Irish vaccine facility, the introduction of an automated vaccine delivery system, our companion animal projects, and the launch of several new products. These investments require significant P&L expense dollars and are a major factor in reduced profitability in fiscal 2020.”

QUARTERLY RESULTS

Net sales

Net sales of $203.9 million for the three months ended June 30, 2019, decreased $7.9 million, or 4%, as compared to the three months ended June 30, 2018. Animal Health and Mineral Nutrition declined $5.7 million and $4.3 million, respectively. Performance Products grew $2.1 million, or 15%.

Animal Health

Net sales of $132.0 million for the three months ended June 30, 2019, declined $5.7 million, or 4%. Net sales of MFAs and other declined $5.8 million, or 6%, due to reduced demand related to African Swine Fever in China and continued lower domestic demand from the poultry and swine sectors. Continued volume growth in Latin America in cattle and poultry, coupled with increased penetration in other Asia Pacific countries, were a partial offset. Net sales of nutritional specialty products grew $0.3 million, or 1%, as international volume growth in dairy products offset continued negative domestic dairy conditions and reduced demand from poultry customers. Net sales of vaccines declined $0.2 million, or 1%. The loss of a domestic distribution arrangement and the continued effects of turbulent economic conditions in certain international countries offset volume growth in the Asia Pacific and Eastern European regions.

Mineral Nutrition

Net sales of $56.0 million for the three months ended June 30, 2019, decreased $4.3 million, or 7%. Unfavorable product mix and lower average selling prices, correlated with the movement of underlying raw material costs, offset increased volumes.

Performance Products

Net sales of $15.9 million for the three months ended June 30, 2019, increased $2.1 million, or 15%, driven by increased volumes of personal care ingredients.

Gross profit

Gross profit of $65.3 million for the three months ended June 30, 2019, decreased $2.2 million, or 3%, as compared to the three months ended June 30, 2018. Gross profit increased to 32.0% of net sales for the three months ended June 30, 2019, as compared to 31.9% for the three months ended June 30, 2018. Animal Health gross profit decreased $2.5 million due to volume declines in MFAs and other, partially offset by favorable vaccine manufacturing costs. Mineral Nutrition gross profit was comparable to the prior year, as favorable raw material costs and product mix offset the decline in average selling prices. Performance Products gross profit increased $0.3 million on increased volumes of personal care ingredients, partially offset by unfavorable product mix.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $53.2 million for the three months ended June 30, 2019, increased $11.8 million, or 29%, as compared to the three months ended June 30, 2018. SG&A for the three months ended June 30, 2019 included $6.3 million of restructuring costs, $0.6 million of stock-based compensation and $0.2 million of acquisition-related transaction costs. SG&A for the three months ended June 30, 2018, included a gain of $0.5 million from the net effect of an acquisition-related adjustment to contingent consideration, stock compensation expense of $0.3 million and acquisition-related compensation costs of $0.1 million. Excluding the effects of these costs, SG&A increased $4.7 million, or 11%.

Animal Health SG&A increased $3.6 million, including increased investments in product research and development. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate expenses increased $1.0 million, due to increased business development and public company costs, partially offset by reduced variable compensation. The restructuring costs, stock-based compensation and acquisition-related costs resulted in a net $7.1 million increase to SG&A.

During the three months ended June 30, 2019, we recorded pre-tax charges of $6.3 million for business restructuring activities related to productivity and cost saving initiatives in the Animal Health segment. The charges included $3.5 million related to termination of a contract manufacturing agreement and $2.8 million for employee separation costs. The charges are included in selling, general and administrative expenses in our consolidated statements of operations. We expect to record an additional charge for employee separation costs of an estimated $1.0 million and complete actions by December 31, 2019.

Interest expense, net

Interest expense, net of $3.0 million for the three months ended June 30, 2019, increased $0.4 million, or 14%, as compared to the three months ended June 30, 2018. Interest expense on the Term loan and Revolver increased $0.4 million due to higher debt levels and higher variable interest rates. Interest expense for the three months ended June 30, 2018 included $0.3 million of acquisition-related accrued interest. Interest income from short-term investments decreased $0.4 million.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended June 30, 2019, amounted to net gains of $(0.2) million, as compared to $(0.1) million in net gains for the three months ended June 30, 2018. Foreign currency gains and losses primarily arose from cash and intercompany balances.

Provision for income taxes

In December 2017, the United States government enacted comprehensive income tax legislation (the “Tax Act”). The Tax Act made broad and complex changes to United States income tax law and includes numerous elements that affect the Company, including a reduced federal corporate income tax rate of 21%, creating a territorial tax system that includes a one-time mandatory transition tax on previously deferred foreign earnings and changes to business-related exclusions, deductions and credits. Our provision for income taxes reflects a statutory 21.0 % and 28.1% weighted-average federal income tax rate for our fiscal years ending June 30, 2019 and 2018, respectively. The Tax Act also has consequences related to our international operations.

The provision for income taxes, effective income tax rate and certain income tax items for the three months ended June 30, 2019 and 2018, are reflected in the table below:

For the Three Months Ended June 30	2019	2018
	(in thousands, except percentages)
Provision (benefit) for income taxes	$409	$1,408
Effective income tax rate	4.4%	6.0%

Certain income tax items
Benefit from exercised employee stock options	$-	$(376)
Mandatory toll charge	-	(3,846)
Reduction of domestic deferred tax assets	-	(161)
Reduction of foreign deferred tax assets	-	156
Recognition of federal and foreign tax credits	(385)	(565)
Release of unrecognized tax benefits	(1,271)	(236)
Total	$(1,656)	$(5,028)

Provision (benefit) for income taxes, excluding certain items	$2,065	$6,436
Effective income tax rate, excluding certain items	22.4%	27.4%

The mandatory toll charge on deemed repatriation of undistributed earnings of foreign subsidiaries resulted from a one-time tax under the Tax Act.

The reduction of domestic deferred tax assets resulted from the remeasurement of deferred tax assets and liabilities, to reflect the reduced federal statutory income tax rate under the Tax Act.

The reduction of foreign deferred tax assets resulted from the remeasurement of deferred tax assets, to reflect a reduced income tax rate in certain international jurisdictions.

The recognition of federal and foreign prior-year tax credits resulted from the implementation of the Tax Act.

Net income

Net income of $8.8 million for the three months ended June 30, 2019, decreased $13.3 million, as compared to net income of $22.1 million for the three months ended June 30, 2018. Operating income declined $14.0 million, driven by lower gross profit of $2.2 million and increased SG&A expenses of $11.8 million, including $6.3 million of restructuring costs. Interest expense increased $0.4 million. The provision for income taxes declined $1.0 million due to a reduction in income before income taxes.

Diluted EPS

Diluted EPS was $0.22 for the three months ended June 30, 2019, a decrease of $0.33, compared to $0.55 for the three months ended June 30, 2018, because of the decline in net income. Net income for the three months ended June 30, 2019 included a $6.3 million pre-tax charge for restructuring costs.

Adjusted EBITDA

Adjusted EBITDA of $26.3 million for the three months ended June 30, 2019, decreased $6.6 million, or 20%, as compared to the three months ended June 30, 2018. Animal Health Adjusted EBITDA decreased $5.7 million, or 15%, primarily driven by sales volume declines in MFAs and other, coupled with increased SG&A for investments in product research and development. Sales and gross profit in MFAs and other during the three months ended June 30, 2019, were affected by reduced demand related to African Swine Fever in China. Mineral Nutrition decreased $0.1 million, or 3%. Performance Products increased $0.2 million, or 19%, driven by increased gross profit from higher volumes of personal care ingredients, partially offset by unfavorable product mix. Corporate expenses increased $1.1 million due to higher business development and public company costs, partially offset by reduced variable compensation.

Adjusted provision for income taxes

The adjusted effective income tax rate for the three months ended June 30, 2019, was 23.3%, compared to 25.4% for the prior year.  The current year rate included a 21% statutory federal income tax rate, as compared to 28.1% for the prior year.

Adjusted diluted EPS

Adjusted diluted EPS was $0.33 for the quarter, a decrease of $0.13, as compared to $0.46 in the prior year. The decline was driven by lower gross profit, increased SG&A expense and increased interest expense, net, partially offset by lower income tax expense.

FULL YEAR RESULTS

Net sales

Net sales of $828.0 million for the year ended June 30, 2019, increased $8.0 million, or 1%, as compared to the year ended June 30, 2018. Animal Health net sales were comparable to the prior year. Mineral Nutrition declined $1.1 million, while Performance Products grew $8.9 million.

Animal Health

Net sales of $532.0 million for the year ended June 30, 2019, were comparable to the prior year. Net sales of MFAs and other increased $13.8 million, or 4%, driven by year over year international volume growth, particularly in the Asia Pacific and Latin America regions, partially offset by lower domestic demand from the poultry and swine sectors. While the Asia Pacific region reported strong sales growth for the full year, sales in the region declined in the fourth quarter of fiscal year 2019, due to reduced demand for MFAs related to African Swine Fever in China. Net sales of nutritional specialty products declined by $9.8 million, or 8%, primarily due to volume declines from the continued negative dairy industry conditions and reduced demand from poultry customers. Net sales of vaccines declined $3.8 million, or 5%, due to turbulent economic conditions in certain international countries and the loss of a domestic distribution arrangement; volume growth in other international markets partially offset the reductions.

Mineral Nutrition

Net sales of $233.8 million for the year ended June 30, 2019, declined $1.1 million. Lower volumes and product mix were the primarily drivers of the decline. An increase in overall selling prices partially offset the volume decline. Our selling prices of mineral nutrition products generally move in direct correlation with the underlying commodity costs.

Performance Products

Net sales of $62.2 million for the year ended June 30, 2019, increased $8.9 million, or 17%, primarily due to volume growth of personal care and copper-based products.

Gross profit

Gross profit of $264.6 million for the year ended June 30, 2019, declined $2.3 million, or 1%, as compared to the year ended June 30, 2018. As a percentage of net sales, gross profit declined to 32.0% for the year ended June 30, 2019 as compared to 32.5% for the year ended June 30, 2018.

Animal Health gross profit decreased $3.1 million due to volume declines in the nutritional specialty and vaccine categories, partially offset by international volume growth and favorable product mix in MFAs and other. Mineral Nutrition gross profit decreased $3.5 million, primarily due to unfavorable product mix and constrained pricing in a competitive environment. Performance Products gross profit increased $2.6 million, primarily due to volume growth and manufacturing cost efficiencies. Gross profit for the year ended June 30, 2018, included $1.7 million of acquisition-related cost of goods sold.

Selling, general and administrative expenses

SG&A of $181.4 million for the year ended June 30, 2019, increased $13.4 million, or 8%, as compared to the year ended June 30, 2018. SG&A for the year ended June 30, 2019, included $6.3 million of restructuring-related costs, $2.3 million of stock-based compensation, $0.2 million of acquisition-related transaction costs and a $1.5 million benefit from the cancellation of a certain business arrangement. SG&A for the year ended June 30, 2018, included $0.3 million of stock-based compensation, $1.2 million in acquisition-related compensation costs, $0.4 million in acquisition-related transaction costs and a benefit of $0.5 million associated with other acquisition-related costs. Excluding the effects of these costs, SG&A increased $7.5 million, or 5%.

Animal Health SG&A increased $3.6 million primarily due to increased costs related to increased investments in marketing and product development. These increases were partially offset by close control of other spending and a reduction in variable compensation. Mineral Nutrition SG&A declined by $0.7 million on spending control. Performance Products SG&A declined $0.1 million. Corporate costs increased $4.7 million, primarily due to increased business development expenses and public company costs associated with strengthening and testing of controls over financial reporting, partially offset by a reduction in variable compensation. The restructuring-related costs, stock-based compensation, cancellation of a business arrangement, acquisition-related compensation costs and acquisition-related transaction costs resulted in a net $5.9 million increase in SG&A.

During the three months ended June 30, 2019, we recorded pre-tax charges of $6.3 million for business restructuring activities related to productivity and cost saving initiatives in the Animal Health segment. The charges included $3.5 million related to termination of a contract manufacturing agreement and $2.8 million for employee separation costs. The charges are included in selling, general and administrative expenses in our consolidated statements of operations. We expect to record an additional charge for employee separation costs of an estimated $1.0 million and complete actions by December 31, 2019.

Interest expense, net

Interest expense, net of $11.8 million for the year ended June 30, 2019, decreased $0.1 million, or 1%, as compared to the year ended June 30, 2018. Interest expense on the Term loan and Revolver increased $1.2 million due to higher debt levels and higher variable interest rates. Interest expense for the year ended June 30, 2018, included $1.1 million of acquisition-related accrued interest. Interest income from short-term investments improved by $0.2 million.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the year ended June 30, 2019, amounted to net gains of $(0.1) million, as compared to $(1.1) million in net gains for the year ended June 30, 2018. Foreign currency gains and losses primarily arose from cash and intercompany balances.

Provision for income taxes

In December 2017, the United States government enacted comprehensive income tax legislation (the “Tax Act”). The Tax Act made broad and complex changes to United States income tax law and includes numerous elements that affect the Company, including a reduced federal corporate income tax rate of 21%, creating a territorial tax system that includes a one-time mandatory transition tax on previously deferred foreign earnings and changes to business-related exclusions, deductions and credits. Our provision for income taxes reflects a statutory 21.0 % and 28.1% weighted-average federal income tax rate for our fiscal years ending June 30, 2019 and 2018, respectively. The Tax Act also has consequences related to our international operations.

The provision for income taxes, effective income tax rate and certain income tax items for the years ended June 30, 2019 and 2018, are reflected in the table below:

For the Years Ended June 30	2019	2018
	(in thousands, except percentages)
Provision (benefit) for income taxes	$16,792	$23,187
Effective income tax rate	23.5%	26.3%

Certain income tax items
Benefit from exercised employee stock options	$(310)	$(3,773)
Mandatory toll charge	(360)	403
Reduction of domestic deferred tax assets	-	2,289
Reduction of foreign deferred tax assets	-	1,156
Recognition of federal and foreign tax credits	(1,417)	(565)
Reclassification from accumulated other comprehensive income	-	527
Release of unrecognized tax benefits	(1,271)	(994)
Total	$(3,358)	$(957)

Provision (benefit) for income taxes, excluding certain items	$20,150	$24,144
Effective income tax rate, excluding certain items	28.2%	27.4%

The mandatory toll charge on deemed repatriation of undistributed earnings of foreign subsidiaries resulted from a one-time tax under the Tax Act.

The reduction of deferred tax assets resulted from the remeasurement of deferred tax assets and liabilities, to reflect the reduced federal statutory income tax rate under the Tax Act.

The reduction of foreign deferred tax assets resulted from the remeasurement of deferred tax assets, to reflect a reduced income tax rate in certain international jurisdictions.

The recognition of federal and foreign prior-year tax credits resulted from the implementation of the Tax Act.

The reclassification from accumulated other comprehensive income (“AOCI”) reflected the reclassification of income taxes remaining in AOCI, after all related foreign currency derivatives had matured and were completely cleared from AOCI.

Net income

Net income of $54.7 million for the year ended June 30, 2019, decreased $10.2 million, as compared to net income of $64.9 million for the year ended June 30, 2018. Operating income declined $15.7 million, driven by a decrease in gross profit of $2.3 million and increased SG&A expenses of $13.4 million, including $6.3 million of restructuring costs. Foreign currency movements resulted in a reduction of foreign currency gains of $1.0 million. These declines were partially offset by decreased income tax expense of $6.4 million. The year ended June 30, 2018, included additional income tax expense from the initial application of the comprehensive U.S. income tax legislation and certain other items.

Diluted EPS

Diluted EPS was $1.35 for the year ended June 30, 2019, a decline of $0.26 compared to $1.61 last year, because of the decrease in net income due to the factors noted above. Net income for the three months ended June 30, 2019 included a $6.3 million pre-tax charge for restructuring costs.

Adjusted EBITDA

Adjusted EBITDA of $118.0 million for the year ended June 30, 2019, decreased $10.9 million, or 8%, as compared to the year ended June 30, 2018. Animal Health Adjusted EBITDA declined $5.9 million compared to the prior year. Volume declines in the nutritional specialty and vaccine categories were partially offset by year over year international volume growth and favorable unit costs and product mix in MFAs and other. Investments in organization and business development were offset by close control of other spending and a reduction in variable compensation. Mineral Nutrition Adjusted EBITDA decreased $2.9 million, or 15%, due to the effect of unfavorable product mix and constrained pricing in a competitive environment. Performance Products Adjusted EBITDA increased $2.8 million, primarily due to sales volume growth, favorable product mix and manufacturing efficiencies. Corporate expenses increased $5.0 million due to increased business development expenses and public company costs associated with strengthening and testing of controls over financial reporting, partially offset by a reduction in variable compensation.

Adjusted provision for income taxes

The adjusted effective income tax rate for the year ended June 30, 2019, was 26.9%, compared with 27.4% for the prior year. The current year rate reflects a statutory 21.0% federal income tax rate due to the enacted Tax Act, compared to a 28.1% weighted-average federal income tax rate in the prior year.

Adjusted diluted EPS

Adjusted diluted EPS was $1.53 for the year, a decline of $0.21 compared to $1.74 last year. The decline was primarily due to gross profit declines in the Animal Health and Mineral Nutrition segments, increased SG&A costs and higher interest expense. These declines were partially offset by a lower adjusted provision for income taxes.

BALANCE SHEET AND CASH FLOWS

•	2.8x leverage ratio at June 30, 2019

–	$327 million total debt

–	$118 million Adjusted EBITDA

•	$82 million cash and short-term investments on hand at June 30, 2019

•	$5 million source of cash before financing for the June 2019 quarter, excluding changes in short-term investments

•	$7 million source of cash before financing for the June 2019 year, excluding changes in short-term investments

FINANCIAL GUIDANCE

The major themes to our expectations for fiscal year 2020:

–	Animal Health sales growth from current and new products, plus the benefit of our recent acquisition of the Osprey Biotechnics business, will partially offset a significant sales decline in China due to reduced demand related to African Swine Fever and recent regulatory changes.

–	Our selling, general and administrative expenses will increase on continued spending for strategic growth initiatives, plus a reset of variable compensation to typical levels.

Sales

We expect Animal Health sales growth of:

$ millions	Growth	Growth
Current and new products	$25 - $43	5% - 8%
Acquisition and related	$20 - $22	4%
China MFAs	$(40)	(7)%
Total	$5 - $25	1% - 5%

We expect our nutritional specialty and vaccine products to return to sales growth in fiscal year 2020, driven by:

–	Nutritional specialty products for the dairy sector, resulting from the refocus of the sales force, a repositioning of key products planned for mid-year and accelerated international growth.

–	Nutritional specialty products for the poultry sector, including growth from current products plus growth from the recent launch of Provia PrimeTM, a direct-fed microbial that promotes gut health in poultry.

–	The acquisition of the Osprey Biotechnics business in August 2019. Osprey is a developer, manufacturer and marketer of microbial products and bioproducts for a variety of applications serving animal health and nutrition, environmental, industrial and agricultural customers. Osprey also produces key components of our recently launched Provia PrimeTM direct fed microbial product for poultry.

–	Vaccine products for poultry and swine, including the benefit of the recent launch of MB-1TM, a poultry vaccine adapted for use in the hatchery. In addition, sales growth will benefit as we overlap negative comparisons from last year on the loss of a distribution arrangement in October 2018 and turbulent economic conditions in certain international countries.

We expect sales growth in MFAs and other products (excluding China), resulting from volume growth in the swine and poultry sectors, in part reflecting our expectations for increased global protein production driven by a supply shortfall in China. In China, we expect MFAs and other volumes to be negligible, as our customers consume existing purchases, and will be cautious in placing new orders due to recent regulatory developments.

Recent regulatory developments in China restricting the use of certain antibiotics will affect local demand for our MFAs. China’s Ministry of Agriculture recently published an implementation schedule for its planned transition to only therapeutic claims for medicated feed additives, eliminating growth promotion claims.  This transition will be phased in between January 1 and December 31, 2020.   We expect to have approved therapeutic claims for our key MFA products for both the poultry and swine markets within China.  However, due to delays related to biosecurity restrictions on animal movements resulting from African Swine Fever, we do not expect our therapeutic claims for swine in China to be approved prior to 2021.  Once China’s regulatory transition is complete, all major global animal production markets will allow only therapeutic uses for MFAs and growth promotion claims will no longer be permitted.

We expect sales in the Mineral Nutrition and Performance Products segments to be stable or grow in the low single digits on improving volumes.

Gross Profit

We expect gross profit will grow faster than sales, resulting in an improved ratio to sales. Favorable product mix will be the primary driver of the improvement.

Selling, general and administrative expenses

We expect adjusted SG&A expenses to increase by $28 - $33 million, or 16% - 19%. We will continue to invest in major strategic initiatives to support future growth, including:

–	Ongoing development of the vaccine production facility in Ireland, with first sales from the facility expected around July 2021.

–	Development of a potential vaccine for African Swine Fever. As recently announced, we are pursuing patent protection following a significant advance in the development process. We would expect initial sales, if the development efforts prove successful, to begin in three to five years.

–	The commercial introduction of pHi-TechTM, our innovative automated vaccination delivery system that insures vaccination injection accuracy, enables real-time oversight and offers cloud-based data analytics to optimize management of the vaccination process.

–	Developing additional data to support the introduction and penetration of current and newly launched nutritional specialty products.

–	Ongoing product development and market investigation for companion animal products, including our RejensaTM supplemental joint care chew that helps support canine joint health. Initial reception in test markets has been favorable, and we potentially could launch the product later in the fiscal year.

Costs of our base organization are stable and the guidance reflects the effects of recent and anticipated restructuring actions. A reset of variable compensation to typical levels is expected to contribute approximately 3 percentage points to the overall SG&A increase. The recent acquisition will contribute approximately 3 percentage points to the overall SG&A increase.

Adjusted EBITDA

We expect adjusted EBITDA of $103 - $107 million for fiscal 2020, based on the factors discussed above. Adjusted EBITDA will exclude acquisition-related items, stock-based compensation, restructuring costs and foreign exchange gains and losses. We expect $1 million of restructuring costs in fiscal 2020.

Adjusted Net Income and Adjusted Diluted EPS

Adjusted net income is expected to be between $44 - $46 million; due to the decline in adjusted EBITDA, increased depreciation expense from recent capital expenditures and increased interest expense.

Net interest expense will increase due to higher projected borrowing levels, due to $55 million in financing for the acquisition of the Osprey Biotechnics business, approximately $45 million of expected capital expenditures and additional working capital expected to be needed to support sales growth. We expect net debt to increase by $70 - $80 million, compared with June 30, 2019.

We expect the adjusted effective income tax rate to be similar to, or slightly higher than, the prior year.

We expect adjusted diluted earnings per share of $1.08 - $1.14 per share. Diluted shares outstanding are expected to be approximately unchanged from the prior year.

Quarterly Trends

We expect the full-year decline in adjusted EBITDA will occur entirely in the first half of our fiscal year, as the new sales initiatives will become meaningful in the second half of the year.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Wednesday, August 28, 2019
Time:	9:00 AM Eastern
Location:	http://investors.pahc.com/events-presentations
U.S. Toll-Free:	+1 (877) 853-5634
International Toll:	+1 (315) 625-6893
Conference ID:	1266589

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2019	2018	Change		2019	2018	Change
	(in millions, except per share amounts and percentages)
Net sales	$203.9	$211.8	$(7.9)	(4)%	$828.0	$820.0	$8.0	1%
Cost of goods sold	138.6	144.3	(5.7)	(4)%	563.4	553.1	10.3	2%
Gross profit	65.3	67.5	(2.2)	(3)%	264.6	266.9	(2.3)	(1)%
Selling, general and administrative	53.2	41.4	11.8	29%	181.4	168.0	13.4	8%
Operating income	12.1	26.1	(14.0)	(54)%	83.2	98.9	(15.7)	(16)%
Interest expense, net	3.0	2.7	0.4	14%	11.8	11.9	(0.1)	(1)%
Foreign currency (gains) losses, net	(0.2)	(0.1)	(0.1)	*	(0.1)	(1.1)	1.0	*
Income before income taxes	9.2	23.5	(14.3)	(61)%	71.5	88.1	(16.6)	(19)%
Provision for income taxes	0.4	1.4	(1.0)	(71)%	16.8	23.2	(6.4)	(28)%
Net income	$8.8	$22.1	$(13.3)	(60)%	$54.7	$64.9	$(10.2)	(16)%

Net income per share
basic	$0.22	$0.55	$(0.33)		$1.35	$1.61	$(0.26)
diluted	$0.22	$0.55	$(0.33)		$1.35	$1.61	$(0.26)

Weighted average common shares outstanding
basic	40.5	40.3			40.4	40.2
diluted	40.5	40.5			40.5	40.4

Ratio to net sales
Gross profit	32.0%	31.9%			32.0%	32.5%
Selling, general and administrative	26.1%	19.5%			21.9%	20.5%
Operating income	5.9%	12.3%			10.1%	12.1%
Income before income taxes	4.5%	11.1%			8.6%	10.7%
Net income	4.3%	10.4%			6.6%	7.9%
Effective tax rate	4.4%	6.0%			23.5%	26.3%

Amounts and percentages may reflect rounding adjustments

 * Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2019	2018	Change		2019	2018	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$86.3	$92.1	$(5.8)	(6)%	$350.5	$336.7	$13.8	4%
Nutritional specialties	28.6	28.2	0.3	1%	113.2	123.0	(9.8)	(8)%
Vaccines	17.2	17.4	(0.2)	(1)%	68.3	72.1	(3.8)	(5)%
Animal Health	132.0	137.7	(5.7)	(4)%	532.0	531.7	0.2	0%
Mineral Nutrition	56.0	60.3	(4.3)	(7)%	233.8	234.9	(1.1)	(0)%
Performance Products	15.9	13.8	2.1	15%	62.2	53.3	8.9	17%
Total	$203.9	$211.8	$(7.9)	(4)%	$828.0	$820.0	$8.0	1%

Adjusted EBITDA
Animal Health	$31.2	$36.8	$(5.7)	(15)%	$136.0	$141.9	$(5.9)	(4)%
Mineral Nutrition	3.8	3.9	(0.1)	(3)%	15.7	18.6	(2.9)	(15)%
Performance Products	1.2	1.0	0.2	19%	4.7	1.9	2.8	*
Corporate	(9.8)	(8.7)	(1.1)	*	(38.5)	(33.4)	(5.0)	*
Total	$26.3	$33.0	$(6.6)	(20)%	$118.0	$129.0	$(10.9)	(8)%

Ratio to segment net sales
Animal Health	23.6%	26.8%			25.6%	26.7%
Mineral Nutrition	6.7%	6.4%			6.7%	7.9%
Performance Products	7.4%	7.1%			7.6%	3.5%
Corporate (1)	(4.8)%	(4.1)%			(4.6)%	(4.1)%
Total (1)	12.9%	15.6%			14.3%	15.7%

(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$8.8	$22.1	$(13.3)	(60)%	$54.7	$64.9	$(10.2)	(16)%
Interest expense, net	3.0	2.7	0.4	14%	11.8	11.9	(0.1)	(1)%
Provision for income taxes	0.4	1.4	(1.0)	(71)%	16.8	23.2	(6.4)	(28)%
Depreciation and amortization	7.2	6.9	0.2	3%	27.6	26.9	0.6	2%
EBITDA	19.4	33.1	(13.7)	(41)%	110.8	126.9	(16.1)	(13)%

Restructuring costs	6.3	-	6.3	*	6.3	-	6.3	*
Stock-based compensation	0.6	0.3	0.2	69%	2.3	0.3	1.9	576%
Acquisition-related cost of goods sold	-	-	-	*	-	1.7	(1.7)	*
Acquisition-related accrued compensation	-	0.1	(0.1)	*	-	1.2	(1.2)	*
Acquisition-related transaction costs	0.2	-	0.2	*	0.2	0.4	(0.2)	(47)%
Acquisition-related other, net (2)	-	(0.5)	0.5	*	-	(0.5)	0.5	*
Other, net (1)	-	-	-	*	(1.5)	-	(1.5)	*
Foreign currency (gains) losses, net	(0.2)	(0.1)	(0.1)	*	(0.1)	(1.1)	1.0	*
Adjusted EBITDA	$26.3	$33.0	$(6.6)	(20)%	$118.0	$129.0	$(10.9)	(8)%

(1) Other, net relates to the cancellation of a certain business arrangement

(2) Acquisition-related other, net includes the adjustment to contingent consideration

Amounts and percentages may reflect rounding adjustments

 * Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Twelve Months
For the Periods Ended June 30	2019	2018	Change		2019	2018	Change
	(in millions, except per share amounts and percentages)
Adjusted cost of goods sold	$137.3	$142.9	$(5.7)	(4)%	$558.1	$546.3	$11.8	2%
Adjusted gross profit	66.6	68.9	(2.2)	(3)%	269.9	273.7	(3.8)	(1)%
Adjusted selling, general and administrative	45.9	41.3	4.6	11%	173.3	165.9	7.5	5%
Adjusted interest expense, net	3.0	2.4	0.6	27%	11.8	10.8	1.0	9%
Adjusted income before income taxes	17.7	25.2	(7.5)	(30)%	84.8	97.0	(12.3)	(13)%
Adjusted provision for income taxes	4.1	6.4	(2.3)	(36)%	22.8	26.6	(3.8)	(14)%
Adjusted net income	$13.6	$18.8	$(5.2)	(28)%	$62.0	$70.4	$(8.4)	(12)%

Adjusted net income per share
diluted	$0.33	$0.46	$(0.13)	(28)%	$1.53	$1.74	$(0.21)	(12)%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.4

Ratio to net sales
Adjusted gross profit	32.7%	32.5%			32.6%	33.4%
Adjusted selling, general and administrative	22.5%	19.5%			20.9%	20.2%
Adjusted income before income taxes	8.7%	11.9%			10.2%	11.8%
Adjusted net income	6.7%	8.9%			7.5%	8.6%
Adjusted effective tax rate	23.2%	25.4%			26.9%	27.4%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$8.8	$22.1	$(13.3)	(60)%	$54.7	$64.9	$(10.2)	(16)%
Restructuring costs	6.3	-	6	*	6.3	-	6.3	*
Stock-based compensation (1)	0.6	0.3	0.2	69%	2.3	0.3	1.9	576%
Acquisition-related cost of goods sold	-	-	-	*	-	1.7	(1.7)	*
Acquisition-related intangible amortization(2)	1.3	1.4	(0.0)	(3)%	5.3	5.2	0.1	2%
Acquisition-related intangible amortization(1)	0.2	0.2	0.1	31%	0.8	0.7	0.2	22%
Acquisition-related accrued compensation(1)	-	0.1	(0.1)	*	-	1.2	(1.2)	*
Acquisition-related transaction costs(1)	0.2	-	0.2	*	0.2	0.4	(0.2)	(47)%
Acquisition-related other, net (2)	-	(0.5)	0.5	*	-	(0.5)	0.5	*
Other, net(1) (4)	-	-	-	*	(1.5)	-	(1.5)	*
Acquisition-related accrued interest	0.0	0.3	(0.3)	(96)%	-	1.1	(1.1)	*
Foreign currency (gains) losses, net(5)	(0.2)	(0.1)	(0.1)	*	(0.1)	(1.1)	1.0	*
Adjustments to income taxes(6)	(3.7)	(5.0)	1.3	*	(6.0)	(3.4)	(2.6)	*
Adjusted net income	$13.6	$18.8	$(5.2)	(28)%	$62.0	$70.4	$(8.4)	(12)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in selling, general and administrative

(2)Included in cost of goods sold

(3) Acquisition-related other, net includes the adjustment to contingent consideration

(4)Relates to the cancellation of a certain business arrangement

(5)Primarily related to intercompany balances

(6)Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2019	2018	Change	2019	2018	Change
	(in millions)
EBITDA	$19.4	$33.1	$(13.7)	$110.8	$126.9	$(16.1)
Adjustments
Restructuring costs	6.3	-	6.3	6.3	-	6.3
Stock-based compensation	0.6	0.3	0.2	2.3	0.3	1.9
Acquisition-related cost of goods sold	-	-	-	-	1.7	(1.7)
Acquisition-related accrued compensation	-	0.1	(0.1)	-	1.2	(1.2)
Acquisition-related transaction costs	0.2	-	0.2	0.2	0.4	(0.2)
Acquisition-related other, net	-	(0.5)	0.5	-	(0.5)	0.5
Other, net (1)	-	-	-	(1.5)	-	(1.5)
Foreign currency (gains) losses, net	(0.2)	(0.1)	(0.1)	(0.1)	(1.1)	1.0
Interest paid	(3.2)	(2.8)	(0.4)	(12.3)	(11.2)	(1.0)
Income taxes paid	(3.0)	(3.6)	0.5	(16.2)	(15.2)	(1.0)
Changes in operating assets and liabilities and other items	(5.0)	(16.4)	11.4	(42.2)	(32.2)	(10.0)
Cash used for acquisition-related transaction costs	(0.2)	-	(0.2)	(0.2)	(0.4)	0.2
Net cash provided by operating activities	$14.9	$10.1	$4.8	$47.2	$70.0	$(22.8)

Short-term investments, net	$25.0	$(5.0)	$30.0	$26.0	$(50.0)	$76.0
Capital expenditures	(10.1)	(5.5)	(4.6)	(29.9)	(18.5)	(11.4)
Business acquisitions	-	-	-	(9.8)	(15.0)	5.2
Other investing, net	(0.1)	0.5	(0.6)	(0.4)	(1.1)	0.7
Net cash provided (used) by investing activities	$14.7	$(10.0)	$24.7	$(14.1)	$(84.6)	$70.5

Net cash flow before financing activities	$29.6	$0.1	$29.5	$33.0	$(14.6)	$47.6

(1) Other, net relates to the cancellation of a certain business arrangement

Amounts and percentages may reflect rounding adjustments

Phibro Animal Health Corporation

Guidance for fiscal year 2020

	GAAP
For the year ending June 30	2020			2019	Change
	(in millions, except per share amounts and percentages)
Net sales - Animal Health segment	$537	-	$557	$532	$5	-	$25	1%	-	5%
Net sales	833	-	863	828	5	-	35	1%	-	4%

Gross profit	270	-	280	265	6	-	16	2%	-	6%
Selling, general and administrative	205	-	211	181	24	-	30	13%	-	16%
Operating income	65	-	69	83	(18)	-	(14)	(22)%	-	(17)%
Interest expense, net	18	-	19	12	6	-	7	51%	-	60%
Foreign currency (gains) losses, net	-	-	-	(0)	0	-	0	*	-	*
Income before income taxes	47	-	50	72	(24)	-	(21)	(34)%	-	(30)%
Provision (benefit) for income taxes	13	-	14	17	(4)	-	(4)	(24)%	-	(21)%
Net income	$34	-	$37	$54	$(20)	-	$(18)	(37)%	-	(33)%

Net income per share - diluted	$0.84	-	$0.90	$1.34	$(0.50)	-	$(0.44)	(37)%	-	(33)%

	40.5	-	40.5	40.5
Weighted average common shares outstanding - diluted

GAAP effective income tax rate	27.5%	-	27.0%	23.9%

	Adjusted
For the year ending June 30	2020			2019	Change
		(in millions, except per share amounts and percentages)
Adjusted gross profit	279	-	289	270	9	-	19	4%	-	7%
Adjusted selling, general and administrative	201	-	207	173	28	-	33	16%	-	19%

Adjusted EBITDA	$103	-	$107	118	$(15)	-	$(11)	(13)%	-	(9)%
Depreciation expense	25	-	25	21	3	-	3	14%	-	14%
Adjusted interest expense, net	18	-	19	12	6	-	7	51%	-	60%
Adjusted income before income taxes	61	-	64	85	(24)	-	(21)	(29)%	-	(25)%
Adjusted provision (benefit) for income taxes	17	-	17	23	(6)	-	(6)	(27)%	-	(25)%
Adjusted net income	$44	-	$46	$62	$(18)	-	$(16)	(29)%	-	(25)%

Adjusted net income per share - diluted	$1.08	-	$1.15	$1.53	$(0.45)	-	$(0.38)	(29)%	-	(25)%

Ratio to net sales
Adjusted gross profit	33.5%	-	33.5%	32.6%
Adjusted selling, general and administrative	24.1%	-	24.0%	20.9%
Adjusted EBITDA	12.4%	-	12.4%	14.3%
Adjusted effective income tax rate	27.5%	-	27.0%	26.9%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contact:        Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

or

investor.relations@pahc.com